UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 15, 2006

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

 As previously reported, on June 29, 2006, the Company entered into a Note and Warrant Purchase Agreement and certain other agreements, each effective as of June 23, 2006, with Deerfield Special Situations Fund, L.P. (“Deerfield L.P.”) and Deerfield Special Situations Fund International, Limited (“ Deerfield International”), pursuant to which Deerfield L.P. and Deerfield International (collectively, “ Deerfield”) purchased two secured promissory notes in the aggregate principal amount of $10 million (the “Notes”) and eight warrants to purchase an aggregate of 1,650,000 shares (on a post-reverse-stock-split basis) of common stock (the “Warrants”), for an aggregate purchase price of $10 million.

Principal on each of the Notes is due and payable in successive quarterly installments each in the amount of $0.166 million and $0.334 million, respectively, beginning on September 1, 2006 and on each December 1, March 1, June 1 and September 1 thereafter and continuing until June 23, 2011, on which date all outstanding principal and accrued and unpaid interest is due. On December 15, 2006, the parties agreed pursuant to an amendment to the Notes and the Investor Rights Agreement, that in lieu of making the December 1, 2006 principal payment in cash, the Company shall issue and deliver to Lender a number of shares of common stock, par value $0.001 per share, of Borrower (“Common Stock”) equal to 269,059.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

The Company claims an exemption from the registration requirements of the Act for the issuance of the foregoing shares to Deerfield pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: December 21, 2006